Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
May 1, 2025

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board increases quarterly common dividend by 5.3 percent to $1.00

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2025 results.
Net income available to common shareholders for the first quarter of 2025 was $149.3 million compared to $134.0 million for the first quarter of 2024. On a per-share basis, net income available to common shareholders for the first quarter of 2025 was $2.30 per diluted common share, compared to $2.06 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.19 percent and 15.54 percent, respectively, for the first quarter of 2025 compared to 1.09 percent and 15.22 percent, respectively, for the same period a year earlier.
For the first quarter of 2025, net interest income on a taxable-equivalent basis was $436.4 million, up 6.1 percent compared to the same quarter in 2024. Average loans for the first quarter of 2025 increased $1.7 billion, or 8.8 percent, to $20.8 billion, from the $19.1 billion reported for the first quarter a year earlier, and increased $442.9 million, or 2.2 percent, compared to the fourth quarter of 2024. Average deposits for the first quarter increased $933.4 million, or 2.3 percent, to $41.7 billion, compared to the $40.7 billion reported for last year's first quarter, and decreased $227.5 million, or 0.5 percent, compared to the fourth quarter of 2024.

"In the first quarter we continued to see solid loan growth, and our deposit trends returned to our normal first quarter seasonality. We remain focused on generating continued, sustainable organic growth and expanding to offer the Frost experience to more customers throughout the state, and our strong first quarter results demonstrate that our strategy is working," said Cullen/Frost Chairman and CEO Phil Green.

"We continue to make investments in our own long-term growth, and those investments are bearing fruit. In the next month we plan to open our 199th location, in the Fort Worth region, and our 200th Frost location in Pflugerville, just north of Austin. At that point we will have increased our total location count by more than 50 percent since we launched our organic expansion program in December of 2018. I want to thank our dedicated employees who are overseeing these expansion efforts, and all of our employees who continue to be the driving force behind our company's performance."

Noted financial data for the first quarter of 2025 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2025 were 13.84 percent, 14.30 percent and 15.76 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $436.4 million for the first quarter of 2025, an increase of 6.1 percent, compared to $411.4 million for the first quarter of 2024. Net interest margin was 3.60 percent for the first quarter of 2025 compared to 3.48 percent for the first quarter of 2024 and 3.53 percent for the fourth quarter of 2024.
•Non-interest income for the first quarter of 2025 totaled $124.0 million, an increase of $12.6 million, or 11.3 percent, from the $111.4 million reported for the first quarter of 2024. Trust and investment management fees increased $3.8 million, or 9.8 percent, compared to the first quarter of 2024. The increase in trust and investment management fees during the first quarter was primarily related to an increase in investment management fees (up $2.9 million) and estate fees (up $429,000). Investment management fees are generally based on the market value of assets within customer accounts and are thus impacted by price movements in the equity and bond markets. Service charges on deposit accounts increased $3.8 million, or 15.4 percent, compared to the first quarter of 2024. The increase in the first quarter was primarily related to increases in commercial and consumer overdraft charges (up $2.3 million), driven by continued increases in the number of active customer accounts, and commercial service charges (up $1.8 million). Insurance commissions and fees increased $2.7 million, or 14.9 percent, compared to the first quarter of 2024. The increase was mainly driven by an increase in benefit plan commissions (up $1.2 million), property and casualty commissions (up $675,000), and property and casualty contingent income (up $632,000).
•Non-interest expense was $348.1 million for the first quarter of 2025, up $21.8 million, or 6.7 percent, compared to the $326.2 million reported for the first quarter a year earlier. Excluding the additional FDIC special assessment that we accrued during the first quarter of 2024, total non-interest expense during the first quarter of 2025 would have increased by $29.6 million, or 9.3 percent, compared to the same period last year. Salaries and wages expense increased $12.9 million, or 8.7 percent, compared to the first quarter of 2024. The increase in salaries and wages was primarily related to increases in salaries due to annual merit and market increases and to an increase in the number of employees. The increase in the number of employees was partly related to our investment in organic expansion in various markets. Employee benefits expense increased by $6.2 million, or 17.2 percent, compared to the first quarter of 2024. The increase in employee benefits expense was primarily related to increases in 401(k) plan expense (up $3.0 million), payroll taxes (up $1.8 million) and medical/dental benefits expense (up $1.5 million). Technology, furniture, and equipment expense increased $5.1 million, or 14.6 percent, compared to the first quarter of 2024. The increase was primarily related to increased cloud services expense (up $2.5 million), software maintenance (up $1.3 million), and depreciation on furniture and equipment (up $616,000), among other things. Other non-interest expense increased $3.7 million, or 6.1 percent, compared to the first quarter of 2024. The increase included increases in professional services expense (up $1.0 million); donations expense (up $1.0 million), primarily related to a donation to the Frost Charitable Foundation; and business development expense (up $556,000), among other things.
•For the first quarter of 2025, the company reported a credit loss expense of $13.1 million, and reported net loan charge-offs of $9.7 million. This compares to a credit loss expense of $16.2 million and net loan charge-offs of $14.0 million for the fourth quarter of 2024 and a credit loss expense of $13.7 million and net loan charge-offs of $7.3 million for the first quarter of 2024. The allowance for credit losses on loans as a percentage of total loans was 1.32 percent at March 31, 2025, compared to 1.30 percent at December 31, 2024 and 1.29 percent at March 31, 2024. Non-accrual loans were $83.5 million at the end of the first quarter of 2025, compared to $78.9 million at the end of the fourth quarter of 2024 and $71.5 million at the end of the first quarter of 2024.
The Cullen/Frost board declared a second-quarter cash dividend of $1.00 per common share, representing a 5.3 percent increase compared to the previous quarterly dividend of $0.95 per share. The dividend on common stock is payable June 13, 2025 to shareholders of record on May 30 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable June 16, 2025 to shareholders of record on May 30 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, May 1, 2025, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, May 4, 2025 at 1-877-660-6853 with Conference ID # of 13753159. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $52.0 billion in assets at March 31, 2025. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Dallas, Fort Worth, Gulf Coast, Houston, Permian Basin, and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board and the implementation of tariffs and other protectionist trade policies.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing, and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics, or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.

In addition, financial markets, international relations, and global supply chains have recently been significantly impacted by U.S. trade policies and practices including the implementation of targeted tariffs on imports and the subsequent 90-day pause on certain of those tariffs. Due to the rapidly evolving and changing state of U.S. trade policies, the amount and duration of any tariffs and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies is currently uncertain. Nonetheless, prolonged uncertainty, elevated tariff levels or their wide-spread use in U.S. trade policy could weaken economic conditions and adversely impact the ability of borrowers to repay outstanding loans or the value of collateral securing these loans or adversely affect financial markets. To the extent that these risks may have a negative impact on the financial condition of borrowers or financial markets, it could also have a material adverse effect on our business, financial condition and results of operations.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2025	2024
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$416,220	$413,518	$404,331	$396,712	$390,051
Net interest income (1)	436,404	433,726	425,160	417,621	411,367
Credit loss expense	13,070	16,162	19,386	15,787	13,650
Non-interest income:
Trust and investment management fees	42,931	43,765	41,016	41,404	39,085
Service charges on deposit accounts	28,621	27,909	27,412	26,114	24,795
Insurance commissions and fees	21,019	14,215	14,839	13,919	18,296
Interchange and card transaction fees	5,402	5,764	5,428	5,351	4,474
Other charges, commissions, and fees	13,586	15,208	13,060	13,020	12,060
Net gain (loss) on securities transactions	(14)	(112)	16	—	—
Other	12,466	16,075	11,936	11,382	12,667
Total non-interest income	124,011	122,824	113,707	111,190	111,377

Non-interest expense:
Salaries and wages	160,857	165,520	156,637	151,237	148,000
Employee benefits	42,157	28,614	29,060	28,802	35,970
Net occupancy	33,277	32,102	32,497	32,374	31,778
Technology, furniture, and equipment	40,118	39,775	37,766	35,951	34,995
Deposit insurance	7,184	6,924	7,238	8,383	14,724
Other	64,473	63,232	60,212	60,217	60,750
Total non-interest expense	348,066	336,167	323,410	316,964	326,217
Income before income taxes	179,095	184,013	175,242	175,151	161,561
Income taxes	28,173	29,161	28,741	29,652	25,871
Net income	150,922	154,852	146,501	145,499	135,690
Preferred stock dividends	1,669	1,669	1,668	1,669	1,669
Net income available to common shareholders	$149,253	$153,183	$144,833	$143,830	$134,021

PER COMMON SHARE DATA
Earnings per common share - basic	$2.30	$2.37	$2.24	$2.21	$2.06
Earnings per common share - diluted	2.30	2.36	2.24	2.21	2.06
Cash dividends per common share	0.95	0.95	0.95	0.92	0.92
Book value per common share at end of quarter	61.74	58.46	62.41	55.02	54.36

OUTSTANDING COMMON SHARES
Period-end common shares	64,283	64,197	63,931	63,989	64,251
Weighted-average common shares - basic	64,255	64,116	63,958	64,193	64,216
Dilutive effect of stock compensation	74	121	127	140	156
Weighted-average common shares - diluted	64,329	64,237	64,085	64,333	64,372

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.19%	1.16%	1.18%	1.09%
Return on average common equity	15.54	15.58	15.48	17.08	15.22
Net interest income to average earning assets	3.60	3.53	3.56	3.54	3.48

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2025	2024
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$20,788	$20,346	$20,084	$19,652	$19,112
Earning assets	47,424	47,577	46,100	45,527	45,883
Total assets	50,925	51,008	49,467	48,960	49,324
Non-interest-bearing demand deposits	13,798	14,051	13,659	13,679	13,976
Interest-bearing deposits	27,860	27,834	27,074	26,831	26,748
Total deposits	41,658	41,885	40,733	40,510	40,724
Shareholders' equity	4,041	4,057	3,868	3,533	3,687

Period-End Balance:
Loans	$20,904	$20,755	$20,055	$19,996	$19,388
Earning assets	48,409	48,878	47,424	45,344	46,164
Total assets	52,005	52,520	51,008	48,843	49,505
Total deposits	42,391	42,723	41,721	40,318	40,806
Shareholders' equity	4,114	3,899	4,135	3,666	3,638
Adjusted shareholders' equity (1)	5,243	5,151	5,051	4,975	4,914

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$275,488	$270,151	$263,129	$256,307	$250,297
As a percentage of period-end loans	1.32%	1.30%	1.31%	1.28%	1.29%

Net charge-offs:	$9,691	$13,962	$9,640	$9,726	$7,349
Annualized as a percentage of average loans	0.19%	0.27%	0.19%	0.20%	0.15%

Non-accrual loans:	$83,534	$78,866	$104,877	$74,987	$71,515
As a percentage of total loans	0.40%	0.38%	0.52%	0.38%	0.37%
As a percentage of total assets	0.16	0.15	0.21	0.15	0.14

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.84%	13.62%	13.55%	13.35%	13.41%
Tier 1 Risk-Based Capital Ratio	14.30	14.07	14.02	13.82	13.89
Total Risk-Based Capital Ratio	15.76	15.53	15.50	15.27	15.35
Leverage Ratio	8.84	8.63	8.80	8.62	8.44
Equity to Assets Ratio (period-end)	7.91	7.42	8.11	7.51	7.35
Equity to Assets Ratio (average)	7.94	7.95	7.82	7.22	7.47

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2025	2024
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	4.39%	4.71%	5.32%	5.40%	5.40%
Federal funds sold	4.79	5.16	5.65	5.78	5.76
Resell agreements	4.60	4.88	5.48	5.60	5.60
Securities(2)	3.63	3.44	3.40	3.38	3.32
Loans, net of unearned discounts	6.57	6.77	7.12	7.08	7.00
Total earning assets	4.99	5.05	5.26	5.23	5.13

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.24%	0.29%	0.38%	0.39%	0.42%
Money market deposit accounts	2.27	2.47	2.80	2.83	2.82
Time accounts	3.97	4.32	4.73	4.77	4.73
Total interest-bearing deposits	1.94	2.14	2.41	2.39	2.34
Total deposits	1.30	1.42	1.60	1.58	1.54
Federal funds purchased	4.40	4.71	5.33	5.39	5.38
Repurchase agreements	3.13	3.34	3.72	3.75	3.76
Junior subordinated deferrable interest debentures	6.32	6.87	7.14	7.47	7.34
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	2.12	2.32	2.60	2.59	2.54

Net interest spread	2.87	2.73	2.66	2.64	2.59
Net interest income to total average earning assets	3.60	3.53	3.56	3.54	3.48

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$7,238	$8,577	$7,073	$7,156	$7,356
Federal funds sold	3	3	4	5	5
Resell agreements	10	11	41	85	85
Securities - carrying value(2)	19,384	18,640	18,898	18,629	19,324
Securities - amortized cost(2)	20,839	19,944	20,324	20,400	20,813
Loans, net of unearned discount	20,788	20,346	20,084	19,652	19,112
Total earning assets	$47,424	$47,577	$46,100	$45,527	$45,883

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,969	$9,693	$9,470	$9,716	$9,918
Money market deposit accounts	11,432	11,683	11,122	11,009	11,058
Time accounts	6,458	6,458	6,482	6,106	5,773
Total interest-bearing deposits	27,860	27,834	27,074	26,831	26,748
Total deposits	41,658	41,885	40,733	40,510	40,724
Federal funds purchased	18	24	20	40	33
Repurchase agreements	4,147	3,946	3,777	3,827	3,787
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	100	100	100	100	100
Total interest-bearing funds	$32,248	$32,027	$31,094	$30,921	$30,791

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Average securities include unrealized gains and losses on securities available for sale while yields are based on average amortized cost.